Exhibit 99.1

FOR IMMEDIATE RELEASE Contacts: Liz Sharp, VP Investor Relations Smith & Wesson Holding Corp. (413) 747-3842 lsharp@smith-wesson.com
Smith & Wesson Names Jeffrey D. Buchanan Chief Financial Officer
SPRINGFIELD, Mass., December 21, 2010 — Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC), a leader in the business of safety, security, protection, and sport, today announced that it has named Jeffrey D. Buchanan as Executive Vice President, Chief Financial Officer and Treasurer. Buchanan, 55, has been a member of the Company’s board of directors and Chairman of the Audit Committee since 2004.
Michael F. Golden, Smith & Wesson Holding Corporation President and Chief Executive Officer, said, “I am extremely pleased to welcome Jeff to our executive team. His background includes nearly 30 years experience in private and public companies. He brings with him substantial knowledge of financial management in a manufacturing organization as well as accounting, legal, and tax expertise. In addition, his extensive understanding of our strategic direction, through his work on our Board of Directors, makes him an outstanding addition to our team.”
Buchanan was most recently an attorney in the Phoenix office of Ballard Spahr, LLP, a national law firm based in Philadelphia, Pennsylvania. Prior to Ballard Spahr, he was an investment banker and helped found and manage Alare Capital Securities LLC. He was previously Executive Vice President, Chief Financial Officer, Treasurer and Secretary of Three-Five Systems, Inc., a NYSE-listed technology company with global operations, and was also a senior partner with an Arizona-based law firm. Early in his career he was associated with the international law firm of Davis Wright Tremaine and was a senior staff person at Deloitte & Touche. Buchanan currently serves on the Board of Directors of Synaptics, Inc., where he serves as the Audit Committee Chair; and the Juvenile Diabetes Research Foundation, where he serves on the Executive Committee and as Secretary.
Effective with the appointment on January 3, 2011, Buchanan resigns his position as a member of the Smith & Wesson Board of Directors. I. Marie Wadecki, currently a member of the Board of Directors, now joins the Compensation Committee and Barry M. Monheit, Chairman, assumes the role of Interim Audit Committee Chair while a search commences for a new Audit Committee Chair.
Buchanan is a graduate of the University of Arizona James E. Rogers College of Law, where he received his J.D.; University of Florida Levin College of Law, where he received an LL.M. in taxation; and W. P. Carey School of Business, Arizona State University, where he received a B.S. in Accounting. He passed the CPA exam in Washington State. He is a member of the National Association of Corporate Directors and State Bar of Arizona.
About Smith & Wesson
Smith & Wesson Holding Corporation (NASDAQ: SWHC) is a U.S.-based, global provider of products and services for safety, security, protection, and sport. The company delivers a broad portfolio of firearms and related training to the military, law enforcement, and sports markets, and designs and constructs facility perimeter security solutions for military and commercial applications. Smith & Wesson companies include Smith & Wesson Corp., the globally recognized manufacturer of quality firearms; Universal Safety Response, Inc., a full-service perimeter security integrator, barrier manufacturer, and installer; and Thompson/Center Arms Company, Inc., a premier designer and manufacturer of premium hunting firearms. Smith & Wesson facilities are located in Massachusetts, Maine, New Hampshire, and Tennessee. For more information on Smith & Wesson and its companies, call (800) 331-0852 or log on to www.smith-wesson.com; www.usrgrab.com; or www.tcarms.com.